UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2017

VERSARTIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1020 Marsh Road

Menlo Park, CA 94025

(Address of principal executive offices, including zip code)

(650) 963-8580

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Joshua T. Brumm

On November 20, 2017, Versartis, Inc. (the “Company”) and Joshua T. Brumm, the Chief Operating Officer and Chief Financial Officer of the Company, entered into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Brumm resigned effective December 1, 2017. Mr. Brumm will remain available to assist the Company with the transition through December 31, 2017. Under the Separation Agreement, Mr. Brumm will receive, in exchange for, among other things, a general release of all known and unknown legal claims, a lump sum of $428,000, equivalent to one year of base salary, a lump sum payment of 150% of the cost of Mr. Brumm’s monthly insurance premiums for group health insurance (as in effect in September 2017) multiplied by 12 months, six months’ acceleration of the unvested portion of all of Mr. Brumm’s outstanding equity awards, and a period of one year post-separation to exercise his outstanding vested stock options.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement to be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2017.

Succession Plan and Anticipated Appointment of Principal Financial and Principal Accounting Officers

The Company anticipates that upon Mr. Brumm’s departure from the Company, Kevin Haas, the Company’s Corporate Controller, will be promoted to Vice President, Finance and will assume the duties of the Company’s principal accounting officer. Jay P. Shepard, the Company’s President and Chief Executive Officer, will also assume the duties of the Company’s principal financial officer. The Company will make an additional announcement once these arrangements are finalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERSARTIS, INC.

Dated: November 22, 2017	By:

/s/ Shane Ward
Shane Ward
Senior Vice President and General Counsel